NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision, Inc. Regains Compliance with NASDAQ Minimum Bid Price Requirement

JACKSONVILLE, Fla., August 8, 2011 – ParkerVision, Inc. (Nasdaq: PRKR), a developer and marketer of semiconductor technology solutions for wireless applications, announced today that it has received notification from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that it has regained compliance with Nasdaq Listing Rule 5550(a)(2), which concerns minimum bid price listing requirements.  As previously announced, ParkerVision had been notified by Nasdaq that its common stock did not satisfy the minimum bid price requirement.  On August 5, 2011, Nasdaq provided confirmation to ParkerVision that the closing bid price of its common stock for the prior 10 business days had met the minimum bid price requirement and advised ParkerVision that the matter is closed.

ParkerVision’s common stock trades on the Nasdaq Capital Market under the symbol “PRKR.”

About ParkerVision, Inc.

ParkerVision, Inc. designs, develops and markets its proprietary RF technologies, which enable advanced wireless communications for current and next generation mobile communications networks. Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks. ParkerVision is headquartered in Jacksonville, Florida.  For more information, please visit www.parkervision.com. (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties, which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2009, and the Form 10-Q for the quarter ended March 31, 2010.  These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:
Cindy Poehlman		Ron Stabiner
Chief Financial Officer	or	Vice President
ParkerVision, Inc.		The Wall Street Group, Inc.
904-732-6100, cpoehlman@parkervision.com		212-888-4848, rstabiner@thewallstreetgroup.com
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